Exhibit 2

                    AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT


         Amendment No. 1 to the Rights Agreement, dated as of May 16, 2003 (the "Amendment"), by and between Ambac Financial Group, Inc. (formerly known as Ambac Inc.), a Delaware corporation (the "Company"), and Citibank, N.A., a national banking association, as Rights Agent (the "Rights Agent").

         WHEREAS, on January 31, 1996, the Company and the Rights Agent entered into a Rights Agreement (the "Agreement");

         WHEREAS, pursuant to Section 27 of the Agreement, the Company has determined to modify the terms of the Agreement in certain respects.

         NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended in the following manner:

         Section 1. Amendment of Redemption and Termination Section. Section 23 of the Agreement is hereby amended by deleting subsection (c) thereof in its entirety.

         Section 2. Amendment of Form of Rights Certificate. Exhibit B to the Agreement is hereby amended to remove the following sentence from the sixth paragraph thereof:

         The foregoing notwithstanding, the Rights generally may not be redeemed for one hundred eighty (180) days following a change in a majority of the Board as a result of a proxy contest.

         Section 3. Amendment of Summary of Rights to Purchase Preferred Stock. Exhibit C to the Agreement is hereby amended by deleting the last sentence of the ninth paragraph therein.

         Section 4. "Agreement" as Amended. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby, and all references to the Agreement shall be deemed to include this Amendment.

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         Section 5. Effectiveness. This Amendment shall be effective as of the date first written above, and except as set forth herein, the Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

         Section 6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the date first written above.


                                    AMBAC FINANCIAL GROUP, INC.


                                    /s/ Phillip B. Lassiter
                                    -------------------------------------
                                    Name:  Phillip B. Lassiter
                                    Title: Chairman and Chief Executive Officer


                                    CITIBANK, N.A.


                                    /s/ Clifford A. Kendelhardt
                                    -----------------------------------
                                    Name:  Clifford A. Kendelhardt
                                    Title: Vice President


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